UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant:  ☒                            Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to 240.14a-12.

DOUBLE EAGLE PETROLEUM CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CONSENT SOLICITATION STATEMENT Double Eagle Petroleum Co.

Solicitation of Consents

Relating to

9.25% Series A Cumulative Preferred Stock

(CUSIP No. 258570407)

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M. MOUNTAIN TIME ON NOVEMBER 26, 2012, UNLESS EXTENDED OR EARLIER TERMINATED (THAT TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Double Eagle Petroleum Co., a Maryland corporation (the “Company”), hereby solicits (the “Solicitation”) consents (the “Consents”) of the registered holders of its 9.25% Series A Cumulative Preferred Stock (the “Preferred Stock”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, the “Consent Solicitation Statement”) and in the accompanying Consent Letter (the “Consent Letter” and, together with the Consent Solicitation Statement and the other documents relating to the Solicitation delivered herewith, the “Solicitation Documents”), to amend the Articles Supplementary for the Preferred Stock (“Articles Supplementary”) to modify the circumstances under which the Preferred Stock would be subject to mandatory redemption following a “Change of Ownership or Control.” In consideration of receipt of the Requisite Consents (as defined below), the Company would amend the Articles Supplementary to extend the date upon which the Preferred Stock is subject to optional redemption by the Company (subject to an earlier “Change of Ownership or Control”) from June 30, 2012 to September 30, 2013. The foregoing are referred to herein as the “Proposed Amendments”.

The purpose of the Proposed Amendments is to allow the Company more flexibility in pursuing strategic merger and acquisition activities in order to strengthen its position in the oil and gas industry and provide value growth for its shareholders.

We intend to commence mailing of this Consent Solicitation Statement on or about October 23, 2012. The Consent Solicitation is being made to all persons who are holders of Preferred Stock of record as of October 15, 2012 (the “Record Date”) and their duly designated proxies (the “Holders”). Holders must deliver (and not revoke) valid Consents in respect of a majority of the then outstanding Preferred Stock voting as a single class to approve the Proposed Amendments (the “Requisite Consents”). There will be no payment for the Consents.

The Consent Solicitation will expire at 5:00 P.M. Mountain time on November 26, 2012 (that time and date, the “Expiration Date”). Subject to the terms and conditions set forth in this Consent Solicitation Statement, the Company will accept all properly completed, executed and dated Consents received by the Tabulation Agent (and not subsequently revoked) prior to the Expiration Date. The Company reserves the right to terminate or extend the Consent Solicitation in its sole discretion. The term “Expiration Date” shall mean the time and date on or to which the Consent Solicitation is so terminated or extended.

The date of this Consent Solicitation Statement is October 23, 2012.

The delivery of the Consent to the Proposed Amendments will not affect a Holder’s right to sell or transfer the Preferred Stock. Only Holders of record as of the Record Date or their duly designated proxies may submit a Consent. A duly executed Consent will bind the Holder executing the same and any subsequent registered holder or transferee of the Preferred Stock to which such Consent relates.

Important Notice Regarding the Availability of Consent Materials. The Solicitation Documents are available on the SEC’s website at www.sec.gov or at www.edocumentview.com/DBLE.

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith. If the Company becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitation is prohibited, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitation will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

CONSENTS SHOULD BE GIVEN IN ACCORDANCE WITH THE INSTRUCTIONS ON THE CONSENT LETTER.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

NEITHER THIS CONSENT SOLICITATION STATEMENT NOR THE CONSENT LETTER NOR ANY RELATED DOCUMENTS HAVE BEEN APPROVED OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY. NO AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT OR ANY RELATED DOCUMENTS, AND IT IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

AVAILABLE INFORMATION

Additional information regarding the Company, its business, its capital stock, and its financial condition is included in the Company’s Form 10-K annual report and its Form 10-Q quarterly reports, as well as the Company’s current report on Form 8-K filed on August 21, 2012. Copies of the Company’s Form 10-K for its fiscal year ended December 31, 2011, as well as the Company’s Form 10-Q for the quarter ended June 30, 2012 and the Form 8-K filed on August 21, 2012, are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

The following documents filed by the Company with the SEC are incorporated into the Solicitation Documents by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•	Current Reports on Form 8-K filed on August 21, 2012, September 28, 2012 and October 2, 2012.

The Company will provide without charge to each Holder to whom the Solicitation Documents are delivered, upon the written or verbal request of such Holder, a copy of the Proposed Amendments and any and all documents incorporated by reference into the Solicitation Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company at the address and telephone number set forth on the back cover of this Consent Solicitation Statement.

FORWARD–LOOKING STATEMENTS

The Solicitation Documents (including the attachments hereto and documents incorporated by reference herein) include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included or incorporated by reference in the Solicitation Documents are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the statements and disclosures herein to the effect that actual results may differ materially from the Company’s expectations.

SUMMARY

This Consent Solicitation Statement and the related Consent Letter contain important information that should be read carefully before any decision is made with respect to the Solicitation.

The following summary is provided solely for the convenience of the Holders of the Preferred Stock. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement.

Proposed Amendments:	The Company is proposing to amend the Articles
Supplementary for the Preferred Stock to modify the
circumstances under which the Preferred Stock would be
subject to mandatory redemption following a “Change of
Ownership or Control.” In consideration of receipt of the
Requisite Consents, the Company would amend the Articles
Supplementary to extend the date upon which the Preferred
Stock is subject to optional redemption by the Company
(subject to an earlier “Change of Ownership or Control”)
from June 30, 2012 to September 30, 2013. See “The
Proposed Amendments.”

The Consent Solicitation:	The Company is seeking Consents from Holders of the Preferred Stock to the Proposed Amendments. If the Proposed Amendments are adopted by the requisite consents and become effective, then each Holder of Preferred Stock will be bound by the Proposed Amendments even though that Holder did not consent to them.

Requisite Consents:

Holders must grant (and not revoke) valid Consent in respect of a majority of the then outstanding Preferred Stock voting as a single class to approve the Proposed Amendments.

As of the date of this Consent Solicitation Statement, 1,610,000 shares of Preferred Stock were outstanding.

Recommendation of Board of Directors:	The Company’s Board of Directors recommends that Holders of Preferred Stock grant their consent to the Proposed Amendments.

Record Date:	October 15, 2012.

Expiration Date:	The Expiration Date for the Consent Solicitation will be 5:00 P.M. Mountain time, on November 26, 2012, unless terminated or extended by the Company. See “The Consent Solicitation — Expiration Date; Extensions.”

Procedures for Delivery of Consents:	Only record Holders of Preferred Stock as of the Record Date are eligible to consent to the Proposed Amendments. If you are a beneficial owner of Preferred Stock and any of your shares are held in the name of a brokerage firm, bank, or other institution on the record date, only that Holder or the Solicitation Agent can collect your Consent. Holders generally can give Consents (or, if you are a beneficial owner, you can instruct your Holder as to Consents) by mail, via the Internet at the website shown on the Consent Letter, or telephonically by calling the telephone number shown on the Consent Letter, on or before the Expiration Date. If you are a beneficial owner of Preferred Stock, check the information in the Consent Letter forwarded by your bank, broker or other stockholder of record to determine the Consent options available to you. See “The Consent Solicitation — Consent Procedures.”

Revocation of Consents:	Revocation of Consents may be made at any time prior to the earlier to occur of (i) the Expiration Date and (ii) the date on which the Company receives the Requisite Consents (the “Consent Date”), but only by the Holder that previously granted such Consent (or a duly designated proxy of such Holder). Consents may not be revoked at any time after the Consent Date, even if the Consent Solicitation is extended beyond the original Expiration Date. See “The Consent Solicitation — Revocation of Consents.”

Absence of Appraisal Rights	Stockholders who abstain from consenting with respect to the Proposed Amendments, or who withhold consent to the Proposed Amendments, do not have the right to an appraisal of their shares of Preferred Stock, or any similar dissenters’ rights under applicable law.

No Consent Fee:	No payment will be made for the Consents.

Expenses of this Solicitation	This Consent Solicitation is being made by the Board of Directors of the Company, and the Company will bear the costs of the solicitation, including preparation, printing and mailing costs. Consents will be solicited principally through the mail, but our directors, officers, employees and Solicitation Agent may solicit Consents personally or by telephone.

Information Agent:	The Company will act as its own Information Agent in connection with the Solicitation. The Company’s contact information is listed on the back cover of this Consent Solicitation Statement.

Solicitation Agent:	Georgeson Inc. will act as the Company’s solicitation agent (the “Solicitation Agent”) in connection with the Solicitation.

Tabulation Agent:	Computershare Investor Services Inc. is serving as Tabulation Agent (the “Tabulation Agent”) in connection with the Solicitation.

THE CONSENT SOLICITATION

The Company

The Company is an independent energy company engaged in the exploration, development, production and sale of natural gas and crude oil primarily in the Rocky Mountain Basins of the western United States. The Company’s principal producing properties are located in southwestern Wyoming. The Company has coal bed methane reserves and production in the Atlantic Rim Area of the eastern Washakie Basin and tight gas reserves and production on the Pinedale Anticline in the Green River Basin of Wyoming. The Company also has an active exploration project, where it is pursuing hydrocarbons in the Niobrara formation in the eastern Washakie Basin, located in south central Wyoming.

The Company was incorporated under Wyoming law on January 13, 1972, and reincorporated under Maryland law in February 2001. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “DBLE”. The Preferred Stock is traded on The NASDAQ Global Select Market under the symbol “DBLEP”. The Company’s principal executive offices are located at 1675 Broadway, Suite 2200, Denver, Colorado 80202; telephone (303) 794-8445. The Company’s website is www.dble.com. Information on the Company’s website is not a part of the Solicitation Documents.

General

The Company is soliciting Consents from Holders, upon the terms and subject to the conditions set forth in the Solicitation Documents, to the Proposed Amendments to the Articles Supplementary. See “The Proposed Amendments” for a description of the Proposed Amendments.

If the Requisite Consents are received (and not revoked) on or before the Expiration Date, the Proposed Amendments will be approved. No payment will be made for the Consents. Consents may not be revoked at any time after the Consent Date, even if the Consent Solicitation is extended beyond the Expiration Date.

The Company will be deemed to have accepted the Consents if, as and when the Consent Date occurs. Thereafter, all Holders, including non-consenting Holders, and all subsequent holders of Preferred Stock will be bound by the Proposed Amendments. Whether or not the Requisite Consents are received, if the Consent Solicitation is terminated for any reason before the Expiration Date, or the conditions thereto are neither satisfied nor waived, the Consents will be voided.

In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company, without any additional remuneration, in person, or by telephone, email, or facsimile transmission. The Company also has retained the Solicitation Agent to aid in the solicitation of Consents.

Giving a Consent will not affect a Holder’s right to sell or transfer the Preferred Stock. All Consents received by the Tabulation Agent (and not revoked) on or before the Expiration Date will be effective notwithstanding a record transfer of such Preferred Stock subsequent to the Record Date, unless the Holder revokes such Consent prior to the Expiration Date by following the procedures set forth under “Revocation of Consents” below.

Requisite Consents

Holders must deliver (and not revoke) valid Consents in respect of a majority of the then outstanding Preferred Stock voting as a single class to approve the Proposed Amendments. As of the date hereof, the number of shares of Preferred Stock outstanding was 1,610,000.

The failure of a Holder to deliver a Consent (including any failure resulting from broker non-votes) will have the same effect as if such Holder had voted “Against” the Proposed Amendments.

Expiration Date; Extensions

The Consent Solicitation will expire at 5:00 P.M. Mountain time on November 26, 2012, unless terminated or extended by the Company in its sole discretion. The time and date of expiration of the Consent Solicitation is herein referred to as the “Expiration Date.” Consents may be revoked at any time prior to the earlier of (i) the Expiration Date and (ii) the date on which the Company receives the Requisite Consents, but may not be revoked thereafter. See “Revocation of Consents.”

The Company reserves the right to extend the Consent Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Tabulation Agent no later than 9:00 a.m., Mountain time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof to the Holders. Such announcement or notice may state that the Company is extending the Consent Solicitation for a specified period of time or on a daily basis.

The Company expressly reserves the right for any reason (i) to abandon, terminate or amend the Consent Solicitation at any time prior to the Expiration Date by giving oral or written notice thereof to the Tabulation Agent, and (ii) not to extend the Consent Solicitation beyond the last previously announced Expiration Date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or by other public announcement (or by written notice to the Holders).

Conditions of the Consent Solicitation

The consummation of the Consent Solicitation is conditioned on (i) there being received by the Tabulation Agent (and not properly revoked), on or before the Expiration Date, the Requisite Consents, and (ii) the absence of any existing or proposed law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin or delay the implementation of the Proposed Amendments or question the legality or validity of the Proposed Amendments.

Failure to Obtain the Requisite Consents

If the Requisite Consents are not obtained or the Consent Solicitation otherwise is terminated, the Proposed Amendments will not become operative. In that event, the Board of Directors may consider, among other things, redeeming the Preferred Stock under the currently effective optional redemption provisions. There is no assurance that any such action will be taken.

Consent Procedures

Only Holders (i.e., persons in whose name Preferred Stock is registered as of the Record Date or their duly designated proxies) may execute and deliver a Consent Letter. Accordingly, for the purposes of this Consent Solicitation, the term “Holder” is deemed to mean record holders as of the Record Date. All Consents that are properly completed, signed and delivered and not revoked on or before the Expiration Date will be given effect in accordance with the specifications thereof.

If you are a beneficial owner of Preferred Stock and any of your shares are held in the name of a brokerage firm, bank, or other institution on the record date, only that Holder or the Solicitation Agent can collect your Consent. You generally may deliver Consents (or, if you are a beneficial owner, you can instruct your Holder as to Consents) in one of the following ways:

• By mail – fill in, sign and date the enclosed Consent Letter and return it promptly in the accompanying envelope (which requires no postage if mailed in the United States).

• Via Internet – visit the website noted on your Consent Letter to Consent via the Internet. To Consent, you must use the control number printed on your Consent Letter.

• By telephone – call the toll-free telephone number on your Consent Letter to Consent by phone. To Consent, you must use the control number printed on your Consent Letter.

If you are a beneficial owner of Preferred Stock, check the information in the Consent Letter forwarded by your bank, broker or other stockholder of record to determine the Consent options available to you. Requests for assistance in filling out and delivering Consents may be directed to the Solicitation Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement or, if you are a beneficial owner of Preferred Stock, to your bank, broker or other stockholder of record. Requests for assistance in delivering Consents or additional copies of this Consent Solicitation Statement or the Consent Letter may be directed to the Company at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

Consents by record Holders must be executed in exactly the same manner as such Holder(’s)(s’) name(s) are so registered. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other entity or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent Letter appropriate evidence of authority to execute the Consent. If none of the “Consent”, “Withhold Consent” or “Abstain” boxes are marked with respect to the Proposed Amendments, but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Amendments with respect to the entire number of shares of Preferred Stock which such Holder holds.

The registered ownership of the Preferred Stock as of the Record Date will be proved by the Company, as registrar of the Preferred Stock. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding. The Company reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company, or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Company or any of its affiliates, the Solicitation Agent, the Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The Company’s interpretations of the terms and conditions of the Consent Solicitation will be conclusive and binding.

Revocation of Consents

Each Holder who delivers a Consent pursuant to the Consent Solicitation will agree in the Consent Letter that it will not revoke its Consent after the Consent Date and that until such time it will not revoke its Consent except in accordance with the conditions and procedures for revocation of Consents provided below. Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Preferred Stock to which such Consent relates, unless the procedure for revocation of Consents has been followed. The Company will make prompt public disclosure by press release or by other public announcement (or by written notice to the Holders) of the occurrence of the Consent Date.

Prior to the earlier to occur of the Expiration Date and the Consent Date, any Holder may revoke any Consent given as to its Preferred Stock or any portion of Preferred Stock. A Holder desiring to revoke a Consent must deliver to the Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement and on the Consent Letter a written revocation of such Consent in the form of a subsequent Consent marked “Against” the Proposed Amendments, including the number of shares of Preferred Stock to which such revocation relates and the signature of such Holder. A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the Holder who delivered such revocation. If you are a beneficial owner of Preferred Stock, contact your bank, broker or other stockholder of record if you wish to revoke your Consent.

The revocation must be executed by such Holder in the same manner as the Holder’s name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other entity or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A Holder may revoke a Consent only if such revocation complies with the provisions of this Consent Solicitation Statement.

The Company reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding. None of the Company, any of its affiliates, the Solicitation Agent, the Tabulation Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to given such notification.

Information Agent

The Company is acting as its own Information Agent. Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the Consent Letter may be directed to the Company at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

Solicitation Agent

The Company has retained Georgeson Inc. as Solicitation Agent in connection with the Consent Solicitation. The Solicitation Agent will solicit Consents and may solicit such Consents personally, telephonically, electronically or by other customary means of solicitation. The Solicitation Agent will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses incurred in connection with such services. The Company has agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under securities laws, in connection with the Consent Solicitation.

Tabulation Agent

The Company has retained Computershare Investor Services Inc. as Tabulation Agent in connection with the Consent Solicitation. As Tabulation Agent, Computershare Investor Services Inc. will be responsible for tabulating the Consents. Computershare will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses.

THE PROPOSED AMENDMENTS

Background

The Company is actively pursuing strategic merger and acquisition activities in order to strengthen its position in the oil and gas industry and provide value growth for its shareholders. This activity also benefits Holders of Preferred Stock by facilitating stable growth of the Company that will generate adequate funds to pay Preferred Stock dividends.

The Company’s Board of Directors and management believe that certain existing provisions of the Articles Supplementary related to the Preferred Stock may limit the Company’s ability to enter into potentially beneficial transactions. As a result, the Company is proposing to amend the Articles Supplementary for the Preferred Stock to modify the circumstances under which the Preferred Stock would be subject to mandatory redemption following a “Change of Ownership or Control.” In consideration of receipt of the Requisite Consents, the Company would amend the Articles Supplementary to extend the date upon which the Preferred Stock is subject to optional redemption by the Company (subject to an earlier “Change of Ownership or Control”) from June 30, 2012 to September 30, 2013.

Proposed Amendments

Set out below is a summary description of the Proposed Amendments for which the Consents of the Holders are being solicited by this Consent Solicitation Statement. This description does not purport to be comprehensive or definitive and is qualified by reference to the full text of the Proposed Amendments, which are attached as Exhibit A.

Redemption

General

Under the Articles Supplementary for the Preferred Stock, on and after June 30, 2012, the Company may, at its option, redeem the Preferred Stock, in whole or in part, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest (the “Redemption Price”). Following a “Change of Ownership or Control” other than a Change of Ownership or Control with, to or involving a “Qualifying Public Company”, within 90 days following the date on which the Change of Ownership or Control has occurred, the Company or the acquiring entity in such Change of Ownership or Control shall redeem the Preferred Stock, in whole and not in part, for cash at the Redemption Price (“Mandatory Redemption”). In addition, following a “Change of Ownership or Control” that is a Change of Ownership or Control with, to or involving a “Qualifying Public Company”, within 90 days following the date on which such Change of Ownership or Control has occurred, the Company or the acquiring entity in such Change of Ownership or Control may redeem the Preferred Stock, in whole and not in part, for cash at the Redemption Price.

A “Change of Ownership or Control” shall be deemed to have occurred on the date (i) that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of the Company; (ii) that the Company sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Company with another entity where its shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Company’s board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” means stock of any class or kind having the power to vote generally for the election of directors.

A “Qualifying Public Company” means a company with Voting Stock that is subject to a National Market Listing (a listing or quotation, as applicable, of securities on or in the New York Stock Exchange, American Stock Exchange LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market or any comparable national securities exchange or national securities market) and that, on a pro-forma combined basis with the Company, had an EBITDA(X)-to-interest expense plus preferred dividends ratio of at least 2.0-to-1.0 for the 12-month period ending as of the end of the company’s fiscal quarter immediately preceding the subject Change of Ownership or Control. The Company currently has a National Market Listing through its listing of both its common stock and the Preferred Stock on The NASDAQ Global Select Market.

Proposed Amendments

Management and the Board of Directors of the Company have identified certain potential situations where the Company may engage in a merger or other transaction involving a Change of Ownership or Control where the Company may continue intact with a National Market Listing. Such a transaction may include, for example, a merger with, or acquisition of assets of, a privately-held oil and gas company that is substantially larger than the Company where the Company issues common stock representing more than 50% of its Voting Stock. Under the current Articles Supplementary, this transaction would require a Mandatory Redemption of the Preferred Stock, which may inhibit the Company’s ability to consummate the transaction even if the Board of Directors believes it is in the best interests of the company and its shareholders.

The Proposed Amendments would add an additional exception to the Mandatory Redemption provision to exclude a transaction called a “Qualifying Event” involving a Change of Ownership or Control where, after the transaction, the Company retains Voting Stock that is subject to a National Market Listing and on a pro-forma combined basis satisfies the same EBITDA(X)-to-interest expense plus preferred dividends ratio as for a Qualifying Public Company described above. As with the “Qualifying Public Company” exception, following a Change of Ownership or Control that is a “Qualifying Event,” within 90 days following the date on which such Change of Ownership or Control has occurred, the Company at its option may redeem the Preferred Stock, in whole and not in part, for cash at the Redemption Price.

In consideration of receipt of the Requisite Consents, the Company would amend the Articles Supplementary to extend the date upon which the Preferred Stock is subject to optional redemption by the Company (subject to an earlier “Change of Ownership or Control”) from June 30, 2012 to September 30, 2013.

The Company’s Board of Directors believes that the Proposed Amendments are in the best interests of the Company and its shareholders as they believe that implementation of the Proposed Amendments will afford the Board and the Company additional flexibility in negotiating and consummating a potential value-creating transaction. No such transaction is currently pending or in active negotiation.

Requisite Consents

Holders must deliver (and not revoke) valid Consents in respect of a majority of the then outstanding Preferred Stock voting as a single class to approve the Proposed Amendments. As of the date hereof, the number of shares of Preferred Stock outstanding was 1,610,000.

The failure of a Holder to deliver a Consent (including any failure resulting from broker non-votes) will have the same effect as if such Holder had voted “Against” the Proposed Amendments.

Failure to Obtain the Requisite Consents to the Proposed Amendments

If the Requisite Consents to the Proposed Amendments are not obtained or the Consent Solicitation otherwise is terminated, the Proposed Amendments will not become operative. In that event, the Board of Directors may consider, among other things, redeeming the Preferred Stock under the currently effective optional redemption provisions. There is no assurance that any such action will be taken.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table summarizes certain information as of September 15, 2012 with respect to the beneficial ownership of our common stock and the Preferred Stock, (i) by our directors, (ii) by our named executive officers, (iii) by stockholders known by us to own 5% or more of our common stock or of our Preferred Stock, and (iv) by all executive officers and directors as a group. As of September 15, 2012, we had 11,255,300 shares and 1,610,000 shares of our common stock and our Preferred Stock issued and outstanding, respectively. Amounts shown for our common stock include options that are currently exercisable or options and restricted stock that may become exercisable or vest within 60 days of September 15, 2012.

		As of September 15, 2012
Name and Address of Beneficial Owner	Class of Stock	Number of Shares		Percentage of Class Beneficially Owned
Sigmund Balaban	Common Stock	24,551		*
1675 Broadway, Suite 2200
Denver, CO 80202

Roy G. Cohee	Common Stock	91,302	(1)	*
1675 Broadway, Suite 2200
Denver, CO 80202

Brent Hathaway	Common Stock	53,214		*
1675 Broadway, Suite 2200
Denver, CO 80202

David Wilson	Common Stock	16,894		*
1675 Broadway, Suite 2200
Denver, CO 80202

Richard Dole	Common Stock	174,160	(2)	1.6%
1675 Broadway, Suite 2200	Preferred Stock	800		*
Denver, CO 80202

Kurtis S. Hooley	Common Stock	87,602	(3)	*
1675 Broadway, Suite 2200
Denver, CO 80202

Ashley Jenkins	Common Stock	63,123	(5)	*
1675 Broadway, Suite 2200
Denver, CO 80202

Directors and Officers as a group	Common Stock	578,246		5.1%
(10 persons)	Preferred Stock	800		*

Name and Address	Class of Stock	Number of Shares		Percentage of Class
FMR LLC	Common Stock	1,680,271	(5)	14.96%
82 Devonshire St.
Boston, MA 02109

Barclays Global Investors, NA.,	Common Stock	574,567	(6)	5.12%
400 Howard St
San Francisco, CA 94105

First Trust Portfolios LP.	Preferred Stock	120,000	(7)	7.50%
1001 Warrenville Road
Lisle, Illinois 60532

*	Less than one percent.
(1)	Includes 1,000 shares held by Barbara Cohee, Mr. Cohee’s spouse and 17,565 shares held by the Roy G. and Barbara A. Cohee Revocable Trust.
(2)	Includes options held by Mr. Dole to purchase 87,106 shares of common stock that are exercisable within 60 days of September 15, 2012.
(3)	Includes options held by Mr. Hooley to purchase 50,776 shares of common stock that are exercisable within 60 days of September 15, 2012.
(4)	Includes options held by Ms. Jenkins to purchase 48,928 shares of common that are exercisable within 60 days of September 15, 2012.
(5)	Information is based solely on a Schedule 13G dated February 12, 2012.
(6)	Information is based solely on a Schedule 13G dated February 5, 2009.
(7)	Information is based solely on a Schedule 13G dated January 11, 2008. The shares are held in a closed end fund with First Trust Advisors as the advisor and Stonebridge Advisors, LLC as the sub-advisor.

There are no shares of common stock or Preferred Stock pledged as security by any named executive officer, director, or director nominee.

In order to give a Consent, a Holder should follow the instructions provided in the Consent Letter. Holders may Consent by mail, via the Internet at the website shown on Consent Letter, or telephonically by calling the telephone number shown on Consent Letter. If any of the Holder’s shares are held in the name of a brokerage firm, bank, or other institution on the record date, only that entity or the Solicitation Agent can collect your Consent. DO NOT DELIVER YOUR CONSENT DIRECTLY TO THE TABULATION AGENT. Any requests for assistance in delivering Consents or for additional copies of this Consent Solicitation Statement or related documents may be directed to Company. You may also contact the Solicitation Agent or your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Solicitation.

The Solicitation Agent for the Solicitation is:

Georgeson Inc.

199 Water Street—26th Floor

New York, New York 10038

Banks and Brokers Call 212.440.9800

All Others Call Toll-Free 800.261.1052

The Company is Acting as its Own Information Agent.

The Company’s Contact Information for the Solicitation is:

Double Eagle Petroleum Co.

1675 Broadway, Suite 2200

Denver, Colorado 80202

Attention: Kurtis S. Hooley

Facsimile: (303) 794-8451

Telephone: (303) 794-8445

Email: preferredoff@eagle-eagle.net

Double Eagle Petroleum Co.

October 23, 2012

EXHIBIT A

[TEXT OF PROPOSED AMENDMENTS]

ARTICLES OF AMENDMENT TO

ARTICLES SUPPLEMENTARY

9.25% SERIES A CUMULATIVE PREFERRED STOCK

The Articles Supplementary (“Articles”) of the 9.25% Series A Cumulative Preferred Stock of Double Eagle Petroleum Co. (the “Corporation”) are hereby amended as follows:

1.	Section 2 of the Articles is hereby amended to add the following term:

“Qualifying Event” shall mean a Change of Ownership or Control where, after the transaction, the Corporation has Voting Stock subject to a National Market Listing and, on a pro-forma combined basis, had an EBITDA(X)-to-interest expense plus preferred dividends ratio of at least 2.0-to-1.0 for the 12-month period ending as of the end of the Corporation’s fiscal quarter immediately preceding the subject Change of Ownership or Control.

2.	Sections 5(a), (b) and (c) of the Articles are hereby amended and restated as follows:

Section 5. Redemption.

(a) The Series A Preferred Shares shall not be redeemable by the Corporation prior to September 30, 2013, except following a Change of Ownership or Control as provided below in paragraphs (b) and (c) of this Section 5. On and after September 30, 2013, the Corporation, at its option, may redeem the Series A Preferred Shares, in whole at any time or from time to time in part at the option of the Corporation at a redemption price of $25.00 per Series A Preferred Share, plus the amounts indicated in paragraph (d) of this Section 5.

(b) Following a Change of Ownership or Control other than a Change of Ownership or Control (A) with, to or involving a Qualifying Public Company or (B) that is a Qualifying Event, within 90 days following the date on which such Change of Ownership or Control has occurred, the Corporation or the acquiring entity in such Change of Ownership or Control shall redeem the Series A Preferred Shares, in whole and not in part, for cash at the following price per Series A Preferred Share, plus the amounts indicated in paragraph (d) of this Section 5:

(i) if the Call Date is on or before June 30, 2008	$26.00
(ii) if the Call Date is after June 30, 2008, but on or before June 30, 2009	$25.75
(iii) if the Call Date is after June 30, 2009, but on or before June 30, 2010	$25.50
(iv) if the Call Date is after June 30, 2010, but on or before June 30, 2011	$25.25
(v) if the Call Date is after June 30, 2011	$25.00

(c) Following a Change of Ownership or Control (A) with, to or involving a Qualifying Public Company or (B) that is a Qualifying Event, for a period of 90 days following the date on which the Change of Ownership or Control has occurred, such Qualifying Public Company (if Clause (A) applies) or the Corporation (if Clause (B) applies) will have the right, but not the obligation, to redeem the Series A Preferred Shares, in whole but not in part, for cash at the applicable price determined pursuant to the schedule provided in subparagraphs (i) through (v) of paragraph (b) of this Section 5, plus the amounts indicated in paragraph (d) of this Section 5.

All other provisions of Section 5 and the Articles shall remain in full force and effect and unamended.

CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOUBLE EAGLE PETROLEUM CO.

The undersigned holder of 9.25% Series A Cumulative Preferred Stock (the “Preferred Stock”) of Double Eagle Petroleum Co. (the “Company”), hereby consents, pursuant to Section 2-505 of Maryland Corporations and Associations Code, with respect to all shares of Preferred Stock of the Company held beneficially or of record by the undersigned as of the record date as set forth in the Consent Solicitation Statement of the Company dated October 23, 2012 (the “Consent Solicitation Statement”), to the taking of the actions set forth below without a meeting of the holders of Preferred Stock.

Proposal: To amend the Articles Supplementary for the Preferred Stock (i) to modify the circumstances under which the Preferred Stock would be subject to mandatory redemption following a “Change of Ownership or Control” as defined in, and subject to the exceptions in, the Articles Supplementary for the Preferred Stock, and (ii) to extend the date upon which the Preferred Stock is subject to optional redemption by the Company (subject to an earlier “Change of Ownership or Control,” as defined in, and subject to the exceptions in, the Articles Supplementary for the Preferred Stock) from June 30, 2012 to September 30, 2013, all as are more fully set forth in the amendments attached as Exhibit A to the Consent Solicitation Statement.

___ CONSENT	___WITHHOLD CONSENT	___ABSTAIN

If no space is marked above with respect to the Proposal and this Consent is signed and returned, the undersigned will be deemed to consent to the Proposal.

Stockholder approval will be effective upon receipt by the Company of written consents that have not been previously revoked representing at least a majority of the outstanding shares of Preferred Stock. The Board of Directors recommends that you consent to the Proposal. The provisions of the Consent Solicitation Statement of the Company, which more fully set forth the terms of the Proposal, are incorporated herein by reference.

IMPORTANT NOTICE REGARDING AVAILABILITY OF CONSENT SOLICITATION MATERIALS:

The Consent Solicitation Statement and Form of Consent are available at www.edocumentview.com/DBLE

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT FORM PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE LABEL AFFIXED HERETO. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

DATED	SIGNATURE(S)

SIGNATURE(S)